Exhibit 99.1


      ZOLL Medical Corporation Announces Third Quarter Results;
           Revenue Declines in Spite of Higher Order Growth


    CHELMSFORD, Mass.--(BUSINESS WIRE)--July 26, 2005--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced third quarter revenues of $51,093,000, a decrease of 6% as compared to revenues of $54,454,000 for the comparable prior year quarter. Net income for the quarter decreased to $132,000 or 1 cent per diluted share as compared to $2,572,000 or 28 cents per diluted share in the third quarter of the prior year.
    Overall orders grew approximately 14% compared to the same period a year ago. As previously disclosed, the Company was unable to ship all orders received during the third quarter. Backlog at the end of the third quarter totaled approximately $7 million as compared to approximately $2 million at the beginning of the quarter. The Q3 ending backlog included a significant M Series(TM) hospital order, totaling just under $2 million, and almost $2 million of shippable AED orders that could not be produced and shipped within the quarter.
    Shipments to the North American market decreased 11% to $39.4 million as compared to $44.1 million for the comparable prior year period. North American hospital revenues decreased to $17.4 million as compared to $21.7 million in the third quarter of last year, including an approximate $3.7 million decline in shipments of defibrillator products to the U.S. military. Sales to the North American pre-hospital market decreased 3% to $17.0 million, as compared to $17.6 million in the comparable prior year period. International revenues increased 13% to $11.7 million as compared to $10.3 million in the third quarter of last year. Shipments of AED's decreased by 12% to $6.9 million as compared to $7.8 million in the same period last year due to the unexpected increase in backlog. Had all unit orders been shipped, AED revenues would have increased by approximately 17% over the prior year period. Total shipments of AutoPulse(TM) were approximately $1.7 million for the quarter, up modestly from the previous quarter.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "Although we were disappointed with our revenue and earnings results for the quarter, our order growth was reasonable at 14% overall. Given the significant change in our backlog I believe it is necessary to consider order growth when assessing the business this quarter. Orders in the North American hospital market grew 22%, so we have seen continued progress in that market. In the North American pre-hospital market total orders grew 7%. Excluding orders for the AutoPulse, North American pre-hospital orders were essentially unchanged. We expect to see improved performance in this market with the introduction of our new E Series(TM) product. In International, we continue to be pleased with our progress as orders grew approximately 17%. So taken in total our order rate was acceptable."
    Commenting further Mr. Packer stated, "As previously discussed we intend to use our backlog to help us improve our execution with end-of-quarter shipments. This will be a positive outcome from the disappointing Q3 shipping results."
    Commenting on the future, Mr. Packer added, "Although we had much higher hopes for the ramp-up of the AutoPulse, we believe the product will grow significantly in the coming quarters. We need to focus on converting the high level of interest in the AutoPulse into accelerated purchasing activity. We believe this will occur with increased product awareness, successful usage and time for customer's budget cycles to provide funding. In addition we are very excited about the launch of the E Series, a new defibrillator that we believe will have specific appeal for the EMS market. We have completed our launch of this product to our U.S. EMS sales force and have initiated the launch internationally. The reception from our sales force and early customer reviews has been very encouraging. Specific features driving this excitement include the ruggedness of the product, suitcase-style design, display technology, multiple battery choices and an innovative approach to cable management. We believe this product will compare very favorably to competitive offerings and allow us to regain momentum in the EMS market."
    Mr. Packer concluded, "While the recent performance of the Company has not been what we had hoped, a number of things are coming together which bode very well for ZOLL in 2006. Our defibrillator R&D pipeline is providing exciting new products with the recently released AED Pro and the brand new E Series. Combined with the AutoPulse we have a powerful combination with which to drive EMS growth. The AutoPulse is allowing us to penetrate new accounts around the world, and momentum will build with time. Our changes in International personnel and distribution are taking hold and yielding improved performance. We continue to make progress in the AED market and our efforts are beginning to yield more profitable growth. We believe we will be very well positioned to drive operating leverage as we move through 2006."

    About ZOLL Medical Corporation

    ZOLL Medical Corporation (NASDAQ: ZOLL) is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that can help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical data.
    ZOLL has operations in the United States, Canada, the United Kingdom, Germany, France, The Netherlands, Australia, and Austria. With direct operations, international offices, and business partners in all the world's major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, expectations concerning future product revenues and financial results and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 13, 2005, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the AED Pro, the E Series, the Power Infuser and the AutoPulse, the length and severity of economic slowdown and their impact on capital spending budgets, the potential reductions in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of the acquisition of Revivant, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.

    Copyright (C) 2005 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, M Series, AutoPulse, and Power Infuser are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of Lifecor, Inc. The ResQPOD is a trademark of Advanced Circulatory Systems, Inc. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.


                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 July 3,   October 3,
                                                  2005        2004
                                               ----------------------
ASSETS
Current assets:
     Cash and cash equivalents                 $   43,209 $    40,685
     Short-term investments                         6,484      18,325
     Accounts receivable, net                      41,068      51,038
     Inventory                                     42,315      31,702
     Prepaid expenses and other current assets      7,131       7,273
                                               ---------- -----------
Total current assets                              140,207     149,023
Property and equipment, net                        23,208      24,221
Other assets, net                                  49,365      33,948
                                               ---------- -----------
                                               $  212,780 $   207,192
                                               ========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                          $    8,006 $    12,321
     Accrued expenses and other liabilities        26,621      21,917
                                               ---------- -----------
Total current liabilities                          34,627      34,238
Deferred income taxes                                   0       2,008
Total stockholders' equity                        178,153     170,946
                                               ---------- -----------
                                               $  212,780 $   207,192
                                               ========== ===========


                       ZOLL MEDICAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)

                       Three Months Ended        Nine Months Ended

                       July 3,      July 4,     July 3,     July 4,
                        2005         2004        2005        2004
                    -------------------------------------------------
Net sales           $     51,093 $     54,454 $   154,213 $   156,057
Cost of goods sold        21,660       23,356      66,680      67,753
                    ------------ ------------ ----------- -----------
Gross profit              29,433       31,098      87,533      88,304
Expenses:
   Selling and
    marketing             18,826       19,351      57,473      55,343
   General and
    administrative         4,612        3,703      13,509      10,440
   Research and
    development            5,824        4,706      17,472      13,726
                    ------------ ------------ ----------- -----------
   Total expenses         29,262       27,760      88,454      79,509
Income (loss) from
 operations                  171        3,338        (921)      8,795
Other income                  79          500         411       1,370
                    ------------ ------------ ----------- -----------
Income (loss)
 before taxes                250        3,838        (510)     10,165
Taxes (benefit)              118        1,266        (235)      3,354
                    ------------ ------------ ----------- -----------
Net income (loss)   $        132 $      2,572 $      (275)$     6,811
                    ============ ============ =========== ===========
Earnings per share:
Basic               $       0.01 $       0.28 $     (0.03)$      0.74
                    ============ ============ =========== ===========
Diluted             $       0.01 $       0.28 $     (0.03)$      0.73
                    ============ ============ =========== ===========
Weighted average
 common shares:
Basic                      9,576        9,211       9,557       9,158
Diluted                    9,632        9,316       9,557       9,283



    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655